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                                                        February 4, 1998

Kirkland & Ellis
200 East Randolph Drive
Chicago, Illinois  60601

        Re:     Warrants to purchase 250,000 of Common
                Stock of Cistron Biotechnology, Inc.
                --------------------------------------

Gentlemen:

        In consideration for your agreement to the terms set forth in your letter dated October 17, 1997, Cistron Biotechnology, Inc. ("Cistron") agrees to amend the warrant dated December 6, 1996, entitling you to purchase up to 250,000 shares of Cistron's Common Stock at $.50 per share.

        Pursuant to the terms of this letter agreement, you may elect to exercise your warrants, as amended herein, and receive, without the payment of any cash consideration, shares equal to the value of your warrants or any portion thereof by the surrender of the warrants or such portion to Cistron. Upon such surrender, Cistron shall issue to you such number of fully paid and non-assessable shares of its Common Stock as is computed using the following formula:

                                  X=Y(A-B)
                                    ------
                                      A

where X equals the number of shares to be issued to you, Y equals the number of shares covered by your warrants in respect of which this net issue election is made, A equals the fair market value of one share of Common Stock at the time the net issue election is made and B equals the exercise price in effect under your warrants at the time this net issue election is made. The determination of fair market value shall be closing bid price of the Common Stock on the trading day immediately preceding the date of exercise or if there shall be no such closing bid price then as determined in good faith by Cistron's Board of Directors.

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        Except as modified herein, all terms and provisions of your warrants shall remain in full force and effect.

        Please indicate your agreement with the foregoing by signing below where indicated below and returning a copy of this letter to me by fax and mail.

                                        Very truly yours,

                                        CISTRON BIOTECHNOLOGY, INC.

                                        By:/s/BRUCE C. GALTON
                                           ------------------
                                           BRUCE C. GALTON
                                           Acting Chairman and Chief
                                           Executive Officer

ACKNOWLEDGED AND ACCEPTED:

KIRKLAND & ELLIS

By: /s/ROBERT G. KRUPKA
    -------------------
Name:ROBERT G. KRUPKA
Title: PARTNER

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